Exhibit 99.1

Brookline Capital Acquisition Corp. Announces Pricing of $50,000,000 Initial Public Offering

New York, NY, Jan. 28, 2021 (GLOBE NEWSWIRE) -- Brookline Capital Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of 5,000,000 units at $10.00 per unit. The units will be listed on the Nasdaq Capital Market (“Nasdaq”) and will begin trading tomorrow, Friday, January 29, 2021, under the ticker symbol “BCACU”. Each unit consists of one share of the Company’s common stock and one half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of common stock at a price of $11.50 per share. Only whole warrants are exercisable and will trade.  Once the securities comprising the units begin separate trading, shares of the common stock and warrants are expected to be listed on Nasdaq under the symbols “BCAC” and “BCACW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on life science companies in the United States and Europe. The Company is led by its Chief Executive Officer and Chairman, Samuel P. Wertheimer, its President, Scott A. Katzmann, and its Chief Financial Officer, Patrick A. Sturgeon.

Ladenburg Thalmann & Co. Inc. is acting as the sole book running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 750,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained by contacting Ladenburg Thalmann & Co. Inc., Attn: Syndicate Department, 277 Park Ave., 26th Floor, New York, NY 10172, telephone number: 1-800-573-2541, e-mail: prospectus@ladenburg.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on January 28, 2021.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Samuel P. Wertheimer
Brookline Capital Acquisition Corp.
(646) 603-6716
bcac@brooklinecapmkts.com